Exhibit 99.1

Sontra Medical Appoints New Board Member

Mr. Witoshkin brings extensive experience from

pharmaceutical, healthcare and biomedical industries

Franklin, MA – February 21, 2007 – Sontra Medical Corporation (SONT.PK) announced today the appointment of Walter Witoshkin to its board of directors.

“I am pleased to be joining the Sontra board,” said Mr. Witoshkin. “I am looking forward to working with the Sontra board and management in further developing Sontra’s intellectual property and business opportunities.”

“On behalf of the entire board, we welcome the addition of Walter Witoshkin,” said Michael Wigley, Chairman of the Board of Directors of Sontra. “His experience with technology, medical device and public companies will be valuable in the Company’s continuing development.”

Mr. Witoshkin is Chairman and Chief Executive Officer of QuantRx Biomedical Corporation (OTCBB: QTXB). A 40-year veteran of the pharmaceutical, healthcare and biomedical industries, Mr. Witoshkin joined QuantRx in 2005. He has held senior executive positions at leading healthcare product and pharmaceutical companies, most recently SmithKline Beecham, now Glaxo SmithKline, where he was Vice President of Business Development and Chief Financial Officer. In 1989, Mr. Witoshkin established Menley & James Laboratories, Inc., after purchasing 32 SmithKline Beecham over-the-counter pharmaceutical and toiletry product brands. Menley & James had its initial public offering in 1992. He earlier held several senior finance positions at American Cyanamid, which became American Home and then Wyeth. Mr. Witoshkin joined QuantRx from Trident Group LLC, global operational consultants to the pharmaceutical and related healthcare industries. As a founding partner of Trident Group, Mr. Witoshkin specialized in alternative sourcing for manufacturing and the acquisition of technologies and products.

About Sontra Medical Corporation (www.sontra.com)

Sontra Medical Corporation, a technology leader in transdermal science, is developing a non-invasive, continuous transdermal glucose monitor (“CTGM”) for use in the Diabetes and Intensive Care Markets. In addition, the Company owns the FDA approved SonoPrep® ultrasound-mediated skin permeation technology, presently used with topical lidocaine to achieve rapid (within five minutes) skin anesthesia. The Company is using SonoPrep and other technical competencies in transdermal drug formulation, delivery systems and biosensors to develop a new paradigm in transdermal drug delivery and diagnosis.

© 2007 Sontra Medical Corporation, SonoPrep is a registered trademark of Sontra Medical Corporation. All other company, product or service names mentioned herein are the trademarks or registered trademarks of their respective owners.

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